Exhibit 4.24

FENG HUANG ZHONG XIN LEASE AGREEMENT

This Agreement is signed between the two parties hereunder on the 29th day of January, 2018.

Landlord (Party A)	:	Zhejiang Huacheng Real Estate Group Co.,Ltd.
Business license no. (Identification no.)	:
Telephone no.	:
Address	:
Tenant (Party B)	:	Hangzhou Dacheng Investment Management Co.,Ltd.
Business license no. (Identification no.)	:
Telephone no.	:
Address	:

Party A agrees to lease a property, the property rights of which it owns, to Party B, and in accordance with the national laws and regulations, Party A and Party B, after negotiation, have made this Agreement, which is to be observed by both parties:

Clause 1	Party A is leasing a property which is located at 21F, No. 4, Feng Huang Cheng, Shangcheng District, Hangzhou City, with a gross floor area of 1177.1 m2 as registered at the relevant property registry. Party B has, before signing this Agreement, inspected and understood clearly the proof of title, location, use, surrounding environment, year of construction, nature and interior facilities (including equipment), etc., of the property, and agrees to rent the abovementioned property on an “as-is” basis. On the handover of the leased property by both parties, both parties shall confirm the basic conditions, appurtenant facilities and equipment, and water, electricity and gas meters of the property, and forthwith sign a “Handover Checklist”.

Clause 2	The lease term shall be from 15 February 2018 to 14 February 2021.

Clause 3	Rent and time for payment of rent:

	1.	Party B shall pay rent once every twelve months. The annual rent shall increase by 6% for each subsequent year. The rent shall be paid first before the property is handed over for use. The details are as follows:

Time	Daily Rent (RMB/day·m2)	Leased Area (m2)	Total Rent (RMB)
15 February 2018 to 14 February 2019	6	1177.1	2577849
15 February 2019 to 14 February 2020	6.36	1177.1	2732520
15 February 2020 to 14 February 2021	6.74	1177.1	2895784

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Remittance information:

Account Name: Zhejiang Huacheng Real Estate Group Co., Ltd.

Account:

Account number:

2.	Within three days of signing this Agreement, Party B shall pay a deposit of RMB429642 in total, and the deposit shall be converted into a security deposit after this Agreement takes effect. The security deposit is not prepaid rent, but merely acts as a security for Party B’s due performance of its obligations under this Agreement. If Party B shall be in breach of this Agreement, Party A has the right to deduct from the lease security deposit paid by Party B and to require Party B to compensate any outstanding damages in accordance with the terms of this Agreement. Upon the expiry of the lease term or the agreement of both parties to dissolve this Agreement, and after Party B has settled outgoings such as water, electricity and telephone charges and property management fee and completely performed its agreed obligations, the lease security deposit shall be returned to Party B with no interest.

3.	From the day of the commencement of the lease term, every twelve months shall constitute one payment cycle, and the first payment shall be paid in a single installment within three working days from the day this Agreement becomes effective; for each of the remaining periods, Party B shall pay twelve months’ of rent 30 days in advance. After Party A receives any rent payment, Party A shall provide a value-added tax (common) invoice for a tax rate of 5%.

Clause 4	Manner of payment of outgoings such as management fee, water and electricity charges and telephone charges, and maintenance and use of the leased property:

1.	Management fee:

	(1)	Property management fee

The current rate is RMB5/month*m2.

Manner of payment: Party B shall pay the fee of each period to the property management company.

	(2)	Power usage charges

The requisite share of power usage charges incurred for running the public facilities and equipment (e.g. lift(s), water pump(s), central air conditioner(s), underground parking garage lightings, passageway lightings, etc.), in accordance with the regulations of the commodity price authority(ies), shall be charged against Party B.

Manner of payment: Party B shall pay the charges to the property management company every month;

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2.	Water and electricity charges: Party B shall pay to the relevant authorities every month;

3.	Telephone charges: Party B shall pay to the relevant authorities every month.

4.	In addition to the aforementioned charges, Party B shall be responsible for charges in relation to the leased property, such as digital television, broadband and sanitary charges.

4.	Party B shall pay each of the outgoings in time in accordance with the aforementioned terms. If any of the abovementioned outgoings has been paid by Party A or is to be received by Party A on behalf of another person, Party B shall pay such outgoings within seven days of receiving a payment notice in writing from Party A.

5.	During the lease term, Party A shall be responsible for quality of the leased property and its facilities and equipment provided by Party A during the warranty period, and if any quality issue shall arise, Party A shall be responsible for notifying workers / suppliers in time to carry out repair and maintenance work. Party B shall be responsible for the day-to-day maintenance during the warranty period, and the repair and maintenance after the warranty period, of the aforementioned lease property and facilities and equipment, including but not limited to changing and maintaining consumable items, cleaning of air conditioning outlets, etc.. If Party A wishes to carry out repair and maintenance works on the property and its appurtenant facilities, it shall give 2 days of prior written notice to Party B, and Party B shall assist and cooperate.

Clause 5	Assignment and transfer, sublet:

1.	During the lease term, if Party B wishes to transfer or sublet the leased property or let a third party use the leased property in its place, the prior written consent of Party A is required.

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Clause 6	Obligations

Party B’s obligations:

1.	During the lease term, Party B shall pay the rent and each of the outgoings in time as agreed, and if Party B is a body corporate, Party B’s legal representative or responsible person shall be jointly and severally liable for Party B’s obligations under this Agreement.

2.	If Party B needs to conduct alteration or fitting out works in or install additional equipment to the leased property, it shall first seek the prior written consent of Party A and comply with the disclosure procedure as required by the relevant authority(ies) before carrying out such works. Party B shall not appertain any items or paint any paints or carry out any alteration works inside or outside the leased property, unless with the written consent of Party A. If Party B needs to remove a partitioning wall of the leased property, it shall seek the written consent of Party A, and in the case that this Agreement is not renewed upon expiry, it shall reinstate the partitioning wall.

3.	During the leased term, Party B shall take reasonable precaution measures to keep the equipment and facilities within the lease intact (fair wear and tear excepted). Party B shall not change the structure and use of the leased property without consent, and if such changes are necessary, it shall seek the written consent of Party A. Party B shall be liable for compensation for and shall reinstate any damage to the leased property and its equipment caused by Party B.

4.	If Party B wishes to terminate this Agreement in advance, it shall give two months’ prior written notice to Party A, and this Agreement may only be terminated after Party A has given its written consent.

5.	Party B warrants that the leased property will be used for commercial office purposes, and will observe all laws and regulations of the People’s Republic of China and all policies of the government of Hangzhou City, and will observe the agreement signed between Party A and the property management company, and will not conduct illegal business activities. Party B warrants the safety within the premises of leased property while carrying out business activities, and warrants that it will not store any nationally prohibited items or dangerous items within the leased premises, and Party B shall take timely countermeasures against and be liable for any event such as personal injury, property damage or fire accident caused by Party B or which shall occur within the leased premises.

Before the signing of this Agreement, Party A has mortgaged or charged the leased property to a bank. After the signing of this Agreement, if Party A should release the leased property from any encumbrances and/or create any mortgage or charge in respect of the leased property, Party B shall cooperate and shall unconditionally provide any relevant document requested by the mortgagee or chargee. However, Party A warrants that if it will fully compensate Party B for any damage caused to Party B as a result of the mortgagee’s or chargee’s exercise of its rights under the mortgage or charge; if Party B refused to cooperate and provide relevant documents requested by the mortgagee or chargee, Party A shall have the right to terminate this Agreement without being liable in any way.

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6.	Upon the expiry of this Agreement, if Party B needs to extend the lease term, it shall have the priority to a lease only if it gives 3 months’ prior written application to Party A (the rent shall be adjusted by Party A according to the prevailing market conditions), and Party B shall sign a new lease agreement with Party A 2 months before the expiry of this Agreement. If both parties are unable to reach a consensus on the terms of lease renewal and sign a new agreement 2 months before the expiry of the lease term, Party A shall have the right to lease the leased property to any third party after the expiry of the leased term, and Party B shall, at reasonable times during the 2 months before the expiry of the leased term under this Agreement, permit potential new tenants to inspect and view the leased property and permit Party A to display notices at any place it shall deem appropriate (provided that Party B’s normal business activities are not affected) to signify that the leased property will soon be vacated and available for lease.

7.	Party B shall, within 3 days from the expiry of the lease term or termination of this Agreement, redeliver the leased property and its appurtenant facilities and equipment to Party A, and if Party B fails to redeliver in time, it is required to pay to Party A an occupation fee at a rate which is double the standard daily rent of the relevant period, as well as any other resulting damages which Party A shall incur (e.g. liabilities to any subsequent tenant for breach of contract). If for any reason the lease is terminated and the leased property is to be redelivered, Party B shall keep the property and facilities and equipment intact (fair wear and tear excepted); during redelivery, Party B shall not remove any fixtures which it has installed with the written consent of Party A and such fixtures shall be delivered to Party A free of charge; in respect of any fixtures that Party B has installed without the written consent of Party A, Party A may by written demand require Party B to carry out reinstatement works within 7 days after termination of this Agreement; at redelivery, Party B shall remove any moveable items from the property and keep the property clean and tidy, and redeliver the property in its original conditions as set out in the “Handover Checklist” (fair wear and tear excepted).) If Party B is unable to perform the aforesaid agreement, Party A has the right to lien on the items left by Party B in the leased property, and Party B shall fully perform its obligations under this Agreement within seven days, and if after 7 days it is still unable to perform, Party A has the right to, by itself or any other person on its instruction, deal with the leftover items (including but not limited to: treating the property under lien as in-kind compensation, auctioning, selling the property under lien and having a priority claim over the proceeds from sale, etc.). At the same time, Party A has the right to, by itself or any other person on its instruction, conduct clean, repair or replacement works in the leased property, and the Party B shall be liable for the resulting costs which Party B shall pay within 3 days’ of its receipt of a written notice from Party A, and Party A has the right to deduct the requisite amount from the lease security deposit (and/or) the proceeds from the sale of the items under lien (and/or) to treat the property under lien as in-kind compensation and offset the liability by the value of the property under lien.

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Party A’s obligations:

1.	Party A may provide Party B with copies of the property ownership certificate for Party B’s business license application.

2.	Liaising with the property management company in conducting regular repair and maintenance works on the public facilities in accordance with the landlord user manual of the building.

3.	Liaising with the property management company in building management works in accordance with the landlord user manual of the building.

4.	Be responsible for the structural repair and maintenance of the leased property.

5.	If Party A wishes to terminate this Agreement prior to its expiry, it shall give two months’ prior written notice to Party B, and this Agreement may only be terminated after Party B has given its written consent.

Clause 7	Amendment to, dissolution of and termination of the Agreement

1.	Both parties may agree to amend or terminate this Agreement.

2.	During the lease term, any of the following conduct of Party B shall be deemed a material breach, and on such occasion Party A shall have the right to dissolve this Agreement:

	(1)	Changing the lease use provided in this Agreement without consent; using or permitted other persons to use the leased property for conducting illegal activities.

	(2)	Without the consent of Party A, demolishing or changing the structure of the leased property; or failing to submit its fitting out or alteration plans for Party A’s approval in accordance with the terms of this Agreement.

	(3)	Without the consent of Party A, transferring, assigning, or subletting the property or letting a third party use the leased property in its place.

	(4)	Failing to pay in time part or all of the rent, deposit, management fee and other outgoings for more than ten days, and still failing to make payment in full before the deadline as set out in Party A’s demand letter; during the overdue period, Party B shall pay late penalty for any arrears of payment at a rate of 1‰/day.

	(5)	Breaching other terms of this Agreement and failing to take requisite remedial actions after Party A’s written notice.

3.	If Party B fails to pay rent or outgoings in time or this Agreement shall be terminated, Party A (and the property management company on its instruction) has the right to take measures, including but not limited to cutting water supply, cutting electricity supply, blocking passageways, etc., to repossess the property.

4.	If this Agreement is dissolved (or the proper performance of which is rendered impossible) as a result of the fault of one party, the defaulting party shall be liable in accordance with the terms of this Agreement or laws and regulations, and in addition shall pay to the other party liquidated damages at an amount equal to 30% of the agreed annual rent of that year.

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Clause 8	If by reason of force majeure the leased property or its equipment is damaged, both parties shall actively prevent the damage from exacerbating and shall conduct repair and maintenance or replacement work as soon as possible, and both parties shall not be liable for damages to each other; if the fault, such as non-disclosure, delay in giving notice and negligence, on the part of Party B has caused the damage to exacerbate, Party B shall be liable for compensating the exacerbated damage. If by reason of force majeure this Agreement is rendered impossible to perform, this Agreement shall terminate automatically; if the building is demolished during the lease term, this Agreement shall terminate automatically; in the case of the aforesaid instances, the related actual costs incurred shall be settled, and both parties shall not be liable for damages to each other.

Clause 9	Service

1.	All documents, notices, information, etc., may be sent to the designated correspondence address of the recipient in person or by registered post or by air speedpost, by fax, by telex, by telegraph or by other methods as deemed appropriate by the relevant parties. Any written communication sent to a party to this Agreement, e.g. by registered post or any methods which provide records of sending to the designated correspondence address as set out in this Agreement or other reasonably ascertained recipient address (e.g. address shown on business license, address on identity card, registered household address), shall be deemed to be duly served.

2.	Should there be any change to the correspondence address of any party as set out in this Agreement, the party shall give written notice to the other party within seven days of such change, and if not, the liability and negative consequences of any failure of service caused shall be borne by the defaulting party, and any party serving notices to the original address shall be deemed to have duly served such notices.

3.	After the business unit of Party B carrying out business in the leased property obtains its business license, notices to be sent to Party B or its business unit may be sent to the leased property, and the service to any one of Party B or its business unit shall be deemed as due service to the two parties.

Clause 10	Others

1.	Within three days after Party B obtains a business license through its business unit which will commence business in the leased property, Party B shall cause the business unit to affix its common seal onto this Agreement for confirmation, and if the common seal is not affixed in time, Party B shall be deemed to be in breach of contract, and Party A shall have the right to dissolve this Agreement and demand that Party B pays 30% of the annual rent as liquidated damages, but if Party A elects not to dissolve this Agreement, Party A has the right to demand Party B to pay liquidated damages at a rate of 1% of the annual rent/day. After the business has given its confirmation by affixing its common seal, Party B and the business unit shall be jointly entitled to and liable for Party B’s rights and obligations under this Agreement. Party A has the right to demand any one of Party B or the business unit to be jointly and severally liable to Party A in respect of the each other’s obligations under this Agreement.

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2.	Party A rent the house for fine decoration delivery, in principle do not agree to Party B to make further changes, if there is repair, minor adjustments must be submitted a written report, after the consent of Party A can be carried out.

3.	After Party B has paid the first rent and deposit, both parties shall confirm the handover list on the spot. All equipment, facilities and office furniture on the handover list shall be properly used and shall be returned in good condition after the expiration of the contract.

4.	Any unsettled issues under this Agreement shall be resolved by negotiation between Party A and Party B, and if negotiation fails, they may commence litigation proceedings at the people’s courts located in the same jurisdiction as that of the leased property. The party who has lost the lawsuit shall be liable for all resulting costs (including legal costs, etc.) incurred by the party who has won the lawsuit.

This Agreement shall take effect after signing by both parties and Party B has paid the deposit, and shall become invalid after both parties have completely performed their obligations under this Agreement. There are five sets of originals of this Agreement in Chinese, three for Party A and two for Party B.

Landlord: Zhejiang Huacheng Real Estate Group Co., Ltd.

Representative: (signature) /s/ Representative of Zhejiang Huacheng Real Estate Group Co. ,Ltd.

Contact phone no.:

Signing Date: January 29, 2018

Tenant: Hangzhou Dacheng Investment Management Co.,Ltd.

Representative: (signature) /s/ Representative of Hangzhou Dacheng Investment Management Co.,Ltd.

Contact phone no.:

Signing Date: January 29, 2018

Feng Huang Zhong Xin